Exhibit 99.1

Bion Announces LOI with University of Nebraska-Lincoln to Collaborate on Integrated Beef Facility

June 6, 2022. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment technology that dramatically reduces environmental impacts, announced a letter of intent with University of Nebraska-Lincoln to collaborate to develop an integrated beef facility. The new, state-of-the-art facility would incorporate innovative barns, an anaerobic digester and a Bion 3G Tech system, to provide waste treatment, generate renewable energy, and capture and upcycle nutrients.

The proposed project would be located at the Feedlot Innovation Center, which is being developed at the Eastern Nebraska Research, Extension and Education Center, near Mead, Nebraska. The new facility will be both a working feedlot and a testbed where private companies can see how emerging technologies work in a commercial setting.

The objective of the collaboration is to support research and development of feedlot and other animal production technologies to advance economic, climate-smart, and other environmental goals that will improve livestock production through integration of Bion’s technology with other innovative feedlot technologies and practices under development within IANR.

The Feedlot Innovation Center will provide a unique opportunity for private industry to work alongside researchers, scientists, students, and producers to develop and evaluate emerging technology used in managing animals in feedlot settings. It will include a complex with cattle comfort and research buildings, a feed technology facility, innovative open lots, and an animal handling facility. The expansion will create real-world facilities to test new precision technology, address environmental challenges facing the feeding industry, and improve cattle performance and welfare while comparing different environments and housing systems. The expansion will also allow for innovation in manure collection and management that will innovate both new and possible modifications for existing operations.

“The Feedlot Innovation Center presents an incredible opportunity to pull together the best and the brightest minds working in animal agriculture today to create more resilient systems for food animal production,” said Mike Boehm, Harlan Vice Chancellor for IANR and University of Nebraska vice president for agriculture and natural resources. “We are thrilled with Bion’s plan to be part of this effort, and are excited to welcome other partners, as well.”

Bill O’Neill, Bion’s CEO, said, “We are excited to work with UNL to demonstrate how Bion’s unique 3G Tech platform can support climate-smart beef production. It is critical that climate and clean water technologies and practices be integrated to provide a comprehensive solution to the environmental and economic challenges faced by today’s beef industry. The 3G Tech platform was designed to dramatically reduce the environmental impacts of beef finishing operations to both air and water, improve farm economics, and deliver truly sustainable products to the consumer that maintain the grain-finished quality that is the hallmark of U.S. beef.”

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About IANR: The University of Nebraska-Lincoln’s Institute of Agriculture and Natural Resources strives to innovate new ways to produce food, fuel, feed, and fiber for a growing world, while also promoting resilience of our natural resources and a high quality of life for people engaged in agriculture.

About Bion: Bion’s patented third generation technology was designed to largely mitigate the environmental impacts of large-scale livestock production and deliver a USDA-certified sustainable product to the consumer. The platform simultaneously recovers high-value environmentally friendly fertilizer coproducts and renewable energy that increase revenues. Bion’s 3G Tech platform can provide low-cost high-impact solutions to the air and water quality issues related to livestock production, while creating a pathway to economic and environmental sustainability with ‘win-win’ benefits for at least a premium sector of the $175 billion U.S. livestock industry and the consumer. For more information, see Bion’s website at https://bionenviro.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘intent’, ‘would', ’being’, ‘will’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

SVP, Director of Communications

303-898-4945 direct